Exhibit (d)(2)

KPS SPECIAL SITUATIONS FUND IV, LP

KPS SPECIAL SITUATIONS FUND IV (A), LP

KPS SPECIAL SITUATIONS FUND IV (B), LP

KPS SPECIAL SITUATIONS FUND IV (A-DELAWARE), LP

c/o KPS Capital Partners, LP

485 Lexington Avenue, 31st Floor

New York, NY 10017

July 12, 2019

Autokiniton US Holdings, Inc.

c/o KPS Capital Partners, LP

485 Lexington Avenue, 31st Floor

New York, NY 10017

Ladies and Gentlemen:

Reference is made to that certain Agreement and Plan of Merger, dated as of the date hereof (as amended from time to time, the “Merger Agreement”), by and among Tower International, Inc., a Delaware corporation (the “Company”), Autokiniton US Holdings, Inc., a Delaware corporation (“Parent”), and Tiger Merger Sub, Inc., a Delaware corporation and a direct and wholly owned subsidiary of Parent (“Merger Sub”). Each capitalized term used and not otherwise defined herein has the meaning ascribed to such term in the Merger Agreement.

Subject to the terms and conditions of this letter agreement, each of the undersigned (each a “KPS Fund”) hereby commits to provide the Parent, directly or indirectly, with its pro rata portion (based on the percentage set forth opposite its name on Annex A hereto) of an aggregate amount of two hundred sixty-seven million dollars ($267,000,000) (collectively, the “KPS Investment Amount”) by purchasing, directly or indirectly, debt and/or equity securities of Parent; it being understood that the proceeds from the funding pursuant to this letter agreement will be used by Parent solely to fund, as required, amounts payable at Closing of the transactions contemplated by the Merger Agreement (including the payment of a portion of the Merger Consideration and/or the Offer Price), and if the Closing does not occur, then the KPS Funds shall have no obligation to make or contribute the KPS Investment Amount.

Subject to (i) with respect to the Offer and the payment of the Offer Price and the KPS Investment Amount to the extent related thereto, all of the Offer Conditions have been and continue to be satisfied or waived (other than those conditions that by their terms are to be satisfied at the Offer Acceptance Time, but subject to the fulfillment or waiver of those conditions at the Offer Acceptance Time (and for the avoidance of doubt after giving effect to any extensions thereof in accordance with Section 1.1(d) of the Merger Agreement)), (ii) with respect to the Merger and the payment of the Merger

Consideration and the KPS Investment Amount to the extent related thereto, all of the conditions set forth in Section 6.1 of the Merger Agreement have been and continue to be satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), (iii) the Debt Financing has been (or will concurrently be) received by Parent in full accordance with the terms thereof, or the Debt Financing Sources have irrevocably confirmed in writing to the parties hereto that the Debt Financing will be funded in full at or before the Offer Acceptance Time if the Equity Financing is funded at or before the Offer Acceptance Time; and (iv) the Company has irrevocably confirmed in writing to Parent that (A) if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Offer will be consummated substantially simultaneously with the drawdown of the Equity Financing and the Debt Financing (and the Company has not revoked, withdrawn, modified or conditioned such confirmation) and (B) the Company is ready, willing and able to effect the Closing and the other transactions contemplated by the Merger Agreement in accordance with the terms of the Merger Agreement, each KPS Fund shall, at the Closing, make an aggregate investment in the Parent of up to the portion of the KPS Investment Amount set forth opposite its name on Annex A hereto, such portion to be comprised of equity or debt financing as determined by the KPS Fund with such KPS Investment Amount being reduced, pro rata, to the extent that a lesser amount of financing is required to fund the aggregate amount required to be paid for all Shares validly tendered and not properly withdrawn pursuant to the Offer, the aggregate Merger Consideration and any other amounts due and payable at Closing pursuant to the Merger Agreement. Each KPS Fund will be under no obligation under any circumstances to contribute or pay an amount hereunder (x) if the Closing does not occur or (y) in excess of its pro rata portion of the KPS Investment Amount (in the aggregate, the “KPS Funding”) to the Parent or to any other Person in connection with the transactions contemplated by the Merger Agreement.

Each KPS Fund, on behalf of itself and no other Person, hereby represents and warrants that: (a) it has all power and authority to execute, deliver and perform this letter agreement and the execution, delivery and performance of this letter agreement have been duly authorized by all necessary action and do not (and will not) (i) contravene any provision of such KPS Fund’s respective partnership agreements or other organizational documents, (ii) contravene any Law binding on such KPS Fund or its respective assets or (iii) result in any material violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, any material Contract to which such KPS Fund is a party or by which such KPS Fund is bound; (b) all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Entity (other than such consents, approvals, authorization, permits, filing or notification as are conditions to Parent’s obligations under the Merger Agreement) necessary for the due execution, delivery and performance of this letter agreement by such KPS Fund has been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity is required in connection with the execution, delivery or performance of this letter agreement; (c) this letter agreement has been duly and validly executed and delivered by it and constitutes a legal, valid and binding obligation of such KPS Fund enforceable against it in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); (d) such KPS Fund has sufficient cash on hand or binding capital commitments to call currently available funds in an amount sufficient to satisfy its obligations under this letter agreement (and such funds shall be available to such KPS Fund for so long as this letter agreement shall remain in effect pursuant to its terms); and (e) such KPS Fund’s pro rata portion of the KPS Investment Amount is less than the maximum amount that it is permitted to invest in any one portfolio investment pursuant to the terms of its constituent documents or otherwise.

Notwithstanding anything that may be expressed or implied in this letter agreement, the Parent, by its acceptance of the benefits hereof, covenants, agrees and acknowledges that, notwithstanding that each KPS Fund is a partnership, no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against any former, current or future director, officer, agent, employee, general or limited partner, manager, member, stockholder or (other than the Parent or the Merger Sub) affiliate of any KPS Fund or any former, current or future director, officer, agent, employee, general or limited partner, manager, member, stockholder or (other than the Parent or the Merger Sub) affiliate or agent of any of the foregoing (collectively, the “Non-Recourse Parties”), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Recourse Party, as such, for any obligations of any KPS Fund under this letter agreement or any documents or instruments delivered in connection herewith or for any claim based on, in respect of, or by reason of, such obligations or their creation.

No party other than the Parent shall have any rights under this letter agreement, and there shall be no third party beneficiaries (express or implied) of this letter agreement, except for the rights of the Non-Recourse Parties under the immediately preceding paragraph; provided, however, that the Company is hereby made a third party beneficiary of this letter agreement, but only for the purposes of (a) seeking specific performance to cause the KPS Investment Amount to be funded in accordance with the terms hereof and to cause the Offer to be consummated and the Closing to occur, in each case, in accordance with, and subject to, Section 8.5(b) of the Merger Agreement (subject to all terms and conditions of the Merger Agreement (including Section 8.5(b) thereof) and this letter agreement) and (b) enforcing its rights to consent to the matters expressly set forth in this letter agreement, and for no other purpose.

The obligations of each KPS Fund under this letter agreement, including the obligation to complete the KPS Funding contemplated hereby, shall terminate automatically and immediately upon the earliest to occur of (i) the valid termination of the Merger Agreement in accordance with its terms, (ii) the consummation of the Closing and (iii) the commencement by the Company or any of its Affiliates or stockholders (or any other Person acting on behalf of any of them) of any lawsuit asserting a claim against a KPS Fund, Parent, Merger Sub or any Non-Recourse Party under or based upon the Merger Agreement or this letter agreement, other than the Company seeking specific performance to cause the KPS Investment Amount to be funded in accordance with the terms hereof and of the Parent’s obligations to consummate the Offer or the Closing under the Merger Agreement, in each case, in accordance with and subject to Section 8.5(b) of the Merger Agreement (subject to all terms and conditions of the Merger Agreement and this letter agreement).

This letter agreement may not be assigned by any party hereto without the prior written consent of the KPS Funds, the Parent and the Company (and the granting of such consent in a given instance shall be solely in the discretion of each such person and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment), and any attempted assignment shall be null and void and of no force or effect, except that (i) the KPS Funds may assign their commitments hereunder to one or more affiliated entities including any other KPS Fund without the consent of any party, and (ii) Parent may assign its rights hereunder to any permitted assignee of its rights and obligations under the Merger Agreement; provided that, in the case of the KPS Funds, any such assignment shall not relieve the KPS Funds from any of its obligations hereunder and provided that no such assignment shall adversely affect the Company’s third-party beneficiary rights under this letter agreement. This letter agreement may not be amended, and no provision hereof may be waived or modified, except by an instrument in writing signed by the KPS Funds, the Parent and the Company.

This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts made and performed in such State without giving regard to any conflict of laws provisions that would require or permit the application of the Laws of any other jurisdiction. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or in the event, but only in the event, that such court does not have subject matter jurisdiction over such action or proceeding, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the action or proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware) over any dispute arising out of or relating to this letter agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action or proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY DISPUTE DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LETTER AGREEMENT, THE MERGER AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF A DISPUTE, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT AND THE MERGER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH.

This letter agreement may be executed in and delivered (including by facsimile transmission or PDF) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

[SIGNATURE PAGES FOLLOW]

Very truly yours,

KPS SPECIAL SITUATIONS FUND IV, LP

By: KPS Investors IV, LP
its general partner

By: KPS Investors IV, Ltd
its general partner

By:	/s/ Michael G. Psaros
Name: Michael G. Psaros
Title: Director

KPS SPECIAL SITUATIONS FUND IV (A), LP

By: KPS Investors IV, LP
its general partner

By: KPS Investors IV, Ltd
its general partner

By:	/s/ Michael G. Psaros
Name: Michael G. Psaros
Title: Director

KPS SPECIAL SITUATIONS FUND IV (B), LP

By: KPS Investors IV, LP
its general partner

By: KPS Investors IV, Ltd
its general partner

By:	/s/ Michael G. Psaros
Name: Michael G. Psaros
Title: Director

KPS SPECIAL SITUATIONS FUND IV (A-DELAWARE), LP

By: KPS Investors IV, LP
its general partner

By: KPS Investors IV, Ltd
its general partner

By:	/s/ Michael G. Psaros
Name: Michael G. Psaros
Title: Director

Accepted and agreed to
On this 12th day of July, 2019

AUTOKINITON US HOLDINGS, INC.

By:	/s/ George Thanopoulos
Name: George Thanopoulos
Title: President

Annex A

KPS Fund	Investment Amount
KPS Special Situations Fund IV, LP	72.9469723446894000%
KPS Special Situations Fund IV (A), LP	17.0407214428858000%
KPS Special Situations Fund IV (B), LP	6.4092000000000000%
KPS Special Situations Fund IV (A - Delaware), LP	3.6031062124248500%